SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 8-K

                                CURRENT REPORT



                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported) April 30, 1996



                           ONE VALLEY BANCORP, INC.
            (Exact name of registrant as specified in its charter)


         West Virginia             0-10042            55-0609408
 (State or other jurisdiction    (Commission       (I.R.S. Employer
       of incorporation)         File Number)     Identification No.)


              One Valley Square, Charleston, West Virginia  25326
                   (Address of principal executive offices)
                                  (Zip Code)


                                (304) 348-7000
             (Registrant's telephone number, including area code)


                                Not applicable
  (Former name, address, and fiscal year, if changed since last report)


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                           One Valley Bancorp, Inc.

Item 5.   Other Events

The acquisition by One Valley Bancorp, Inc. of CSB Financial
Corporation, headquartered in Lynchburg, Virginia, was completed at the close of business on April 30, 1996. The acquisition agreement had previously been approved by CSB shareholders as well as various federal and state regulatory agencies.

The completion of the transaction coincides with the name change from One Valley Bancorp of West Virginia, Inc. to One Valley Bancorp, Inc., effective May 1, 1996. One Valley's shareholders overwhelmingly approved the name change at the company's annual meeting in Charleston on April 23, 1996.

One Valley exchanged .6774 shares of One Valley's common stock for each share of CSB Financial's common stock outstanding. The transaction, which is based on a fixed exchange ratio, will be accounted for as a purchase. The transaction is valued at approximately $55.7 million dollars, or $21.08 per share of CSB Financial common stock, based on the closing market price of $31.13 per share of One Valley common stock on April 30, 1996.

CSB Financial is the first acquisition of an out-of-state firm for One Valley, the largest bank holding company based in West Virginia. One Valley's total assets are now $4.2 billion with twelve affiliate banks operating 89 locations--79 of which are in West Virginia and ten in Virginia.

                               SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                            One Valley Bancorp, Inc.

DATE   May 1, 1996

                            BY  /S/ Laurance G. Jones
                                    Laurance G. Jones
                                    Executive Vice President &
                                     Chief Financial Officer